UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2016

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-35560	93-1301885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

23622 Calabasas Road, Suite 300

Calabasas, California 91302

(Address of Principal Executive

Offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 264-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 31, 2016, ImmunoCellular Therapeutics, Ltd. (the “Company”) received a notice (the “Notice”) from NYSE MKT LLC (the “Exchange”) that the Company does not meet the continued listing standards set forth in Part 10 of the NYSE MKT Company Guide (the “Company Guide”). Specifically, the Notice states that the Company’s most recent thirty-day average selling price per share of $0.16 may not be suitable for auction market trading due to its low selling price. Therefore, in accordance with Section 1003(f)(v) of the Company Guide, the Exchange has deemed it appropriate for the Company to effect a reverse stock split.

The Notice states that if the Company does not address its low selling price within a reasonable amount of time, the Company will become subject to the continued listing evaluation and follow-up procedures set forth in Section 1009 of the Company Guide, which could, among other things, result in the initiation of delisting proceedings. Additionally, the Notice states that the Exchange can take accelerated delisting action in the event that the Company’s common stock and/or warrants trade at levels viewed to be abnormally low.

The Company is currently reviewing the deficiency identified in the Notice and has begun the process of preparing a plan of compliance. The Company is considering the option of seeking approval of an amendment to the Company’s certificate of incorporation, which would authorize a reverse stock split, at a Special Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOCELLULAR THERAPEUTICS, LTD.

Date: September 1, 2016	By:	/s/ David Fractor
David Fractor
Vice President, Finance and Principal
Accounting Officer